Exhibit 99.1

Mobile Infrastructure Corporation Announces Departure of Chief Financial Officer

(Cincinnati, Ohio, November 24, 2021) – Mobile Infrastructure Corporation (the “Company”) announced today the resignation of Chief Financial Officer, J. Kevin Bland, effective December 3, 2021.

In connection with Mr. Bland’s resignation, the Company’s Board of Directors appointed Stephanie Hogue, the Company’s current President and Secretary, to serve as the interim Chief Financial Officer. Mr. Bland’s resignation is not the result of any dispute or disagreement with the Company including any matters relating to the Company’s accounting practices or financial reporting.

“On behalf of the Company, we want to thank Kevin for his many contributions to the Company and we wish him well in his future endeavors. We asked Kevin to remain on through the transition to provide continuity for the Company, which he graciously agreed to do,” said Manuel Chavez, Chief Executive Officer of Mobile Infrastructure Corporation. “I am confident that Stephanie and the remaining finance team will continue to provide the Company with the necessary support while continuing to execute on the ongoing evolution and re-establishment of our growth platform as we conduct our search for a new principal financial and/or accounting officer.”

The Company is engaging with an executive search firm in the search for a principal financial and/or accounting officer.

About Mobile Infrastructure Corporation

Mobile Infrastructure Corporation is an internally-managed, publicly registered, non-listed company that invests primarily in parking lots and garages in the United States. Its assets include 43 parking facilities located in 17 states. For more information, please visit www.mobileit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  national and local economic, business and real estate market conditions; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; the performance of real estate assets and loans after they are acquired; and our ability to provide stockholder value through sales or otherwise dispose of our properties and other assets. Although Mobile Infrastructure Corporation believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Actual results may differ materially from those contemplated by such forward-looking statements, including as a result of those factors set forth in the Risk Factors section of the Company's most recent annual report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Mobile Infrastructure Corporation does not undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

Contact Information

Investor Relations
mobileit@icrinc.com